TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO
RESTATED AGREEMENT AND DECLARATION OF TRUST
The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust” or “TST”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the “Declaration”), hereby adopt the following resolutions:

Establishment of New Classes

RESOLVED, that pursuant to Article IV of the Amended and Restated Agreement and Declaration of Trust of TST (the “Agreements”), there is hereby established and designated one additional class of the Sands Capital International Growth Fund and the Sands Capital Emerging Markets Growth Fund, each an existing series of TST (together, the “Funds”), as follows:

Fund	Class
Touchstone Sands Capital International Growth Fund	R6
Touchstone Sands Capital Emerging Markets Growth Fund	R6
; and

FURTHER RESOLVED, that TST be, and it hereby is, authorized to issue and sell Class R6 shares of the Funds from time to time at a price per share of not less than the net asset value thereof; and

FURTHER RESOLVED, that the filings with the SEC of one or more post-effective amendments to the Registration Statement of TST on Form N-1A for the purpose of registering Class R6 shares, be, and it hereby is, approved; and

FURTHER RESOLVED, that such issuance and sales be made substantially in conformity with and subject to all of the provisions, terms and conditions as set forth in the Prospectus and Statement of Additional Information of each Fund as may be amended and/or supplemented from time to time; and

FURTHER RESOLVED, that when the Class R6 shares of the Funds shall have been so issued and sold, they shall be deemed to be validly issued, fully paid and non-assessable by TST; and

FURTHER RESOLVED, that the officers of TST are authorized to take any and all actions and steps, to approve, authorize, execute and make any and all filings, and to execute any and all documents and instruments, as they or any one of them in their sole discretion deem necessary or appropriate to effectuate the foregoing.

Capitalized terms used but not defined in this amendment to the Declaration have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, hereunto set their hand this 1st day of March, 2021.

/s/Karen Carnahan Karen Carnahan	/s/William C. Gale William C. Gale
/s/Susan J. Hickenlooper Susan J. Hickenlooper	/s/Jill T. McGruder Jill T. McGruder
/s/ Kevin A. Robie Kevin A. Robie	/s/ William H. Zimmer III William H. Zimmer III

[Amendment to Restated Agreement and Declaration of Trust – Establishment of New R6 Shares Classes]